Exhibit 12.1

QUANTUM CORPORATION
STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

	For the year ended March 31,
(dollars in thousands)	2016	2015	2014	2013	2012
Income (loss) from continuing operations before income taxes	$(73,500)	$17,478	$(20,257)	$(51,018)	$(8,369)
Add fixed charges	9,039	12,079	13,145	12,078	17,100
Earnings (as defined)	$(64,461)	$29,557	$(7,112)	$(38,940)	$8,731
Fixed charges:
Interest expense	$6,893	$9,755	$9,754	$8,342	$12,996
Amortization of debt issuance costs	(i), (ii)	(i), (iii)	(i)	(i)	(i), (iv)
Estimated interest component of rent expenses	2,146	2,324	3,391	3,736	4,104
Total fixed charges	$9,039	$12,079	$13,145	$12,078	$17,100
Ratio of earnings to fixed charges (v)	n/a	2.45	n/a	n/a	0.51

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(i)	In all years presented, the amortization of debt issuance costs is included in interest expense.

(ii)
Interest expense for fiscal 2016 in this table is comprised of: (a) $6.8 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $0.1 million of debt issuance costs written off related to the $81.0 million of 3.50% subordinated convertible notes purchased in fiscal 2016. The $0.1 million debt issuance costs written off are included in the loss on debt extinguishment in the Consolidated Statements of Operations for fiscal 2016.

(iii)
Interest expense for fiscal 2015 in this table is comprised of: (a) $9.5 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $0.3 million of debt issuance costs written off related to the $50 million of 3.50% subordinated convertible notes purchased in fiscal 2015. The $0.3 million debt issuance costs written off are included in the loss on debt extinguishment in the Consolidated Statements of Operations for fiscal 2015.

(iv)
Interest expense for fiscal 2012 in this table is comprised of: (a) $10.7 million of interest expense and amortization of debt issuance costs as presented in interest expense in the Consolidated Statements of Operations and (b) $2.3 million of debt issuance costs written off related to the Credit Suisse credit agreement retired in fiscal 2012. The $2.3 million debt issuance costs written off are included in the loss on debt extinguishment in the Consolidated Statements of Operations for fiscal 2012.

(v)	Earnings, as defined, were insufficient to cover fixed charges by $73.5 million, $20.3 million, $51.0 million and $8.4 million for fiscal years 2016, 2014, 2013 and 2012, respectively.